Exhibit 5.1

November 30, 2005

Advent Software, Inc.

301 Brannan Street

San Francisco, CA  94107

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about November 30, 2005, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,517,430 shares of your Common Stock, $.01 par value (the “Shares”), reserved for issuance under your 2002 Stock Plan, as amended (the “Plan”), and the 2005 Employee Stock Purchase Plan (the “ESPP”). As your legal counsel, we have reviewed the actions taken by you in connection with the proposed sale and issuance of the Shares by you under the Plan and the ESPP.  We assume that the consideration received by you in connection with each issuance of Shares will include an amount in the form of cash or property that exceeds the greater of (i) the aggregate par value of such Shares or (ii) the portion of such consideration determined by the Company’s Board of Directors to be “capital” for purposes of the General Corporation Law of the State of Delaware.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan or ESPP, as applicable, and pursuant to the agreements which accompany the Plan or ESPP, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati